As filed with the Securities and Exchange Commission on January 28, 1999.

                                                      REGISTRATION NO. 333-50769



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                               AMENDMENT NUMBER 3

                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------


                             HENLEY HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                             3842                            76-0335587
  (State or other jurisdiction      (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)    Classification Code Number)          Identification Number)

                              120 INDUSTRIAL BLVD.
                             SUGAR LAND, TEXAS 77478
                                 (281) 276-7000

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     DAN D. SUDDUTH
                HENLEY HEALTHCARE, INC.                                        WITH COPIES TO:
                  120 INDUSTRIAL BLVD.                                         ROBERT G. REEDY
                SUGAR LAND, TEXAS 77478                                    PORTER & HEDGES, L.L.P.
                     (281) 276-7000                                       700 LOUISIANA, 35TH FLOOR
  (Name and address, including zip code, and telephone                    HOUSTON, TEXAS 77002-2764
   number, including area code, of agent for service)                          (713) 226-0600

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box.|X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _____________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                             HENLEY HEALTHCARE, INC.
                                3,180,214 SHARES
                                  COMMON STOCK

      This Prospectus relates to 3,180,214 shares of common stock, par value $.01 per share (the "Common Stock"), of Henley Healthcare, Inc., a Texas corporation (the "Company"), which shares will be offered for resale from time to time by certain stockholders of the Company (the "Selling Stockholders"). Of these shares, 1,092,066 relate to the Company's private placement of its Series A Preferred Stock, par value $.10 per share (the "Series A Preferred Stock"), that was completed in two separate closings held on March 13, 1998, and April 9, 1998 (the "Private Placement"). The 2,500 shares of Series A Preferred Stock sold in the Private Placement are convertible into a maximum of approximately 862,066 shares of Common Stock (subject to adjustment) (the "Conversion Shares"). The purchasers in the Private Placement also received warrants (the "Warrants") to purchase up to 200,000 shares of Common Stock (the "Warrant Shares"). Also included in this Prospectus are 30,000 shares of Common Stock which the Company may, at its option, issue to the purchasers in the Private Placement as dividends on the Series A Preferred Stock (the "Dividend Shares"). It is estimated that the Dividend Shares will be sufficient to meet the Company's obligation to pay dividends for one year. In addition, 88,148 shares are comprised of 48,148 shares of Common Stock (the "Med-Quip Shares") issued in connection with the Company's purchase of Med-Quip, Inc., and 40,000 shares of Common Stock (the "Option Shares") issuable upon exercise of options to purchase that number of shares (the "Options") issued to certain Selling Stockholders in exchange for services rendered to the Company. The remaining shares registered hereby are comprised of 2,000,000 shares of Common Stock issued to Maxxim Medical, Inc. ("Maxxim") upon conversion by Maxxim of $4 million of the principal amount of a convertible note of the Company issued to Maxxim on April 30, 1996 (the "Maxxim Note"), 500,000 of which have been sold to and are owned by certain institutional investors (the "Institutional Shares"), 425,000 of which have been sold to and are owned by certain of the Company's officers and directors (the "Officer & Director Shares"), and 1,075,000 of which are still owned of record by Maxxim (the "Maxxim Shares"). The Conversion Shares, the Warrant Shares, the Dividend Shares, the Med-Quip Shares, the Option Shares, the Institutional Shares, the Officer & Director Shares and the Maxxim Shares are sometimes herein collectively referred to as the "Shares." As of January 25, 1999, the Company had 5,391,205 shares of Common Stock issued and outstanding. As of that same date, including the currently issuable Shares registered hereby, an additional 6,753,387 shares of Common Stock were issuable upon conversion or exercise of the Company's outstanding Common Stock equivalents, and, if all of these shares of Common Stock were issued on that date, they would represent approximately 55.6% of the Company's then issued and outstanding Common Stock. For a detailed description of the Company's currently outstanding securities, please see the Risk Factors entitled "Shares Available for Future Sale; Registration Rights," and "Potential Dilution."

      Pursuant to this Prospectus, the Shares may be offered by the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest to the Selling Stockholders, from time to time in transactions on The Nasdaq SmallCap Market ("Nasdaq") or such other exchange or market as the Common Stock may be listed from time to time, in privately negotiated transactions, in an underwritten offering, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

      Other methods by which the Shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the Nasdaq or other trading markets, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus. The Selling Shareholders may also make sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if such exemption from registration is otherwise available.

      None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. However, the Company will receive up to $1,786,799 upon the exercise of the Options and Warrants. The Company has agreed to bear certain expenses (other than any underwriting discounts and selling commissions and any fees and disbursements of counsel for the Selling Stockholders not specifically provided for by the parties), estimated to be approximately $51,274, in connection with the registration and sale of the Shares being offered by the Selling Stockholders. Pursuant to Registration Rights Agreements with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

      The shares of Common Stock are quoted on the Nasdaq under the symbol "HENL." On January 25, 1999, the last reported sale price of the Common Stock was $3.4375 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is                      , 1999.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

      The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following are hereby incorporated by reference in this Prospectus:

      (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended;

      (2) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1998, as each has been amended;

      (3) The Company's Current Reports on Form 8-K filed on March 16, June 15, and July 13, 1998, and January 28, 1999, as each has been amended; and

      (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A effective June 26, 1996 (Commission File No. 000-28566), including any amendments or reports filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

      The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to Henley Healthcare, Inc., 120 Industrial Boulevard, Sugar Land, Texas 77478, Attention: Dan D. Sudduth, Executive Vice President, Chief Financial Officer and Secretary (telephone (281) 276-7000).

                                   THE COMPANY

      Henley Healthcare, Inc. (the "Company"), a leader in the growing pain management industry, develops, manufactures and distributes products and related accessories used in the control of acute or chronic pain. The Company's diversified line of non-invasive physical medicine and rehabilitation products are used in the treatment of disabilities or injuries with therapeutic exercise and the application of various heat, fluidotherapy, traction, ultrasound or other modalities. The Company is also seeking approval from the United States Food and Drug Administration (the "FDA") on its MicroLight 830(TM), a hand-held, low-energy (non-surgical) laser for the treatment of repetitive stress injuries such as carpal tunnel syndrome. The Company's principal executive offices are located at 120 Industrial Boulevard, Sugar Land, Texas 77478, and its telephone number is (281) 276-7000.

                                  RISK FACTORS

      IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND SHOULD GIVE PARTICULAR ATTENTION TO THE FOLLOWING RISK FACTORS.

FUTURE CAPITAL NEEDS; NEED FOR ADDITIONAL FUNDING.

      The Company recorded a net loss available to common shareholders of $4,245,493 or $.87 per share for the nine month period ended September 30, 1998 on net sales of $28,854,155. Although sales have been increasing in recent periods, there can be no assurance that the Company will be successful in increasing sales for the long term, or that it will be able to achieve profitability. Further, the Company has had working capital deficits in the past. As of December 31, 1998, the Company had no additional borrowing availability under its line of credit. The Company's long-term capital requirements will depend on many factors, including, but not limited to, cash flow from operations, working capital requirements, product development expenses and capital expenditures. The Company may also require substantial additional capital for it to implement its acquisition and growth strategy. Historically, the Company has relied upon the sale of equity securities and bank financing as sources of funding to finance acquisitions. To the extent that existing resources are insufficient to fund the Company's acquisition activities in the short or long term, the Company will need to raise additional funds through public or private financings. It is anticipated that the Company will require additional capital to complete any future acquisitions. No assurance can be given that additional financing will be available or that, if available at all, the terms of such financing will be favorable to the Company or to its shareholders without substantial dilution of their ownership and rights. If adequate funds are not available to satisfy either short- or long-term requirements, the Company may be required to significantly curtail its acquisition and growth strategy.

LIMITED COMBINED OPERATING HISTORY; HISTORY OF OPERATING LOSSES.

      The Company was incorporated in November 1990 in order to develop a portable hand-held, battery-operated, low-energy laser device to be used to treat soft tissue. Since that time, the Company has completed eleven acquisitions related to the non-invasive pain management and rehabilitation industry. As a result of this rapid growth in its operations, the Company has a limited combined operating history. Although the Company experienced significant revenue growth from fiscal 1996 to fiscal 1997, it incurred net losses of $879,337 and $2,124,433 for the years ended December 31, 1996 and 1997, respectively, and net income available to common shareholders of $279,033 and a net loss available to common shareholders of $4,245,493 for the nine month periods ended September 30, 1997 and 1998, respectively. There can be no assurance that the Company will be able to successfully integrate the acquired businesses and become profitable in the future. In addition, the Company may experience delays, complications and expenses in integrating the newly acquired businesses. The inability of the Company to successfully integrate or operate the recently acquired businesses would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

MANAGEMENT OF GROWTH; NEED TO ESTABLISH INFRASTRUCTURE; ADDITIONAL PERSONNEL.

      Over the last three years, the Company has completed eleven acquisitions, and this rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. There can be no assurance that the Company has adequately evaluated the costs and risks associated with this expansion, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to successfully offer the Company's products and services and implement its business plan on a profitable basis. The Company's future operating results will also depend on its ability to expand its support organization commensurate with the growth of its business and to integrate newly acquired operations. Any failure by the Company's management to effectively anticipate, implement and manage the changes required to sustain the Company's growth would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to effectively manage such change.

VOLATILE MARKETS/DEPENDENCE ON NEW PRODUCTS.

      The pain management market is a relatively mature and competitive market, subject to significant fluctuations in profitability caused by foreign competition, questions of therapeutic efficacy and governmental regulation and private rates of reimbursement. The rehabilitation market is an evolving and fragmented market with a number of different companies offering competing treatments without any clear indication of preference among treating clinicians. There can be no assurance that the Company will ever be able to capture a significant portion of the pain management market or that it can establish a significant position in the rehabilitation market.

COMPETITION.

      Competition in the industry from other pain management and rehabilitation device companies, as well as from pharmaceutical companies, and biotechnology companies, is intense. Some of the companies with which the Company competes have significantly greater resources, established direct sales organizations and greater experience in the marketing and sales of products through direct distribution. Although the Company believes that the broad range of rehabilitation products it sells distinguishes it from such competitors, there can be no assurance that the Company will be able to compete effectively.

UNCERTAINTY REGARDING GOVERNMENT HEALTH CARE REFORM.

      Several states and the federal government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology, and limit or control directly the prices health care providers and drug and device manufacturers may charge for their services and products. The scope and timing of such reforms cannot be predicted at this time, but if adopted and implemented, they could have a material adverse effect on the Company.

PRODUCT LIABILITY.

      Like most producers of medical products, the Company faces the risk of product liability claims and unfavorable publicity in the event that the use of its products causes injury or has other adverse effects. Although the Company has product liability insurance for risks of up to $3,000,000 and has not been subject to any material claims for product liability, there can be no assurance that such insurance would prove adequate to cover all potential product claims, that it will be able to maintain such insurance indefinitely, or that it will be able to avoid product liability exposure.

PRODUCT RECALLS.

      If a device that is designed or manufactured by the Company is found to be defective, whether due to design or manufacturing defects, to improper use of the product, or to other reasons, the device may need to be recalled, possibly at the Company's expense. Furthermore, the adverse effect of a product recall on the Company might not be limited to the cost of a recall. For example, a product recall could cause a general investigation of the Company by applicable regulatory authorities as well as cause other customers to review and potentially terminate their relationships with the Company. Recalls, especially if accompanied by unfavorable publicity or termination of customer relationships, could result in substantial costs, loss of revenues, and a diminution of the Company's reputation, each of which could have a material adverse effect on the Company's business, results of operations and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS.

      The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include general economic conditions, specific economic conditions in the pain management and rehabilitation, seasonal trends in sales, capital expenditures, new acquisitions and other costs relating to the expansion of operations, the introduction of new products or services by the Company or its competitors, the mix of the products and services sold and the channels through which they are sold and pricing changes. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. Due to all of the foregoing factors, it is likely that in some future quarter, the

Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock may be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL.

      The Company's performance is substantially dependent on the performance of its executive officers and key employees all of whom have worked together for a relatively short period of time. In particular, the services of Michael M. Barbour and Dan D. Sudduth would be difficult to replace. The Company has entered into an employment agreement with Mr. Barbour. In addition, the Company has a $3,000,000 key person life insurance policy on the life of Mr. Barbour; however, the proceeds of that policy may not be sufficient to compensate the Company for the loss of Mr. Barbour's services. The Company does not have such policies in place on any of its other employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations or financial condition of the Company. The Company is heavily dependent upon its ability to attract, retain and motivate skilled technical and managerial personnel. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, results of operations or financial condition.

GOVERNMENTAL REGULATION AND FDA APPROVAL.

      The development of the Company's MicroLight 830(TM) product and certain of its other products are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDA Act"), by comparable agencies in foreign countries, and by state regulatory agencies. Under the FDA Act, medical devices must receive FDA clearance before they can be commercially marketed in the United States. The process of obtaining marketing clearance from the FDA for new products can take a number of years and require the expenditure of substantial resources, and may involve rigorous pre-clinical and clinical testing. The time required for completing such testing and obtaining FDA clearance is uncertain, and there is no assurance that the Company will have sufficient resources to complete the required testing and regulatory review process, that such clearances will be granted, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA review of each submitted application. Similar delays may also be encountered in other countries. Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. In addition, as can be expected with any investigational device, modifications will be made to the Company's products to incorporate and enhance their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements will not require further regulatory review thereby delaying the testing, approval and commercialization of the Company's development products, or that ultimately any such improvements will receive FDA clearance. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforseen problems following initial approval. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions or regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution, and could have a material adverse effect on the Company. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company.

      The MicroLight 830(TM), a Class III medical device, has been defined by the FDA as a "non-significant risk" device. The Company is allowed to conduct clinical trials under an approved Investigational Device Exemption ("IDE") using the MicroLight 830(TM). In August 1997, the FDA accepted the Company's Pre-IDE Clinical Investigation Plan for a multi-center, double-blind, randomized, clinical study to evaluate the efficacy of the MicroLight 830(TM) in the treatment of carpel tunnel syndrome ("CTS"). These clinical trials are subject to IDE regulations, including record keeping, adverse event reporting and other clinical study requirements. Pursuant to IDE regulations the Company's clinical researchers are required to be reviewed and approved by an Institutional Review Board ("IRB") to treat human patients for research purposes. The objective of these clinical trials is to evaluate the therapeutic effects of low-level laser energy in pain management, soft tissue trauma and dental applications. The Company is sponsoring independent research studies of the MicroLight 830(TM) at various clinical sites in the U.S.

      No assurances can be given that (i) the results of the various research studies that are being or have been conducted using the MicroLight 830(TM), will demonstrate to the FDA's satisfaction the safety and effectiveness of the MicroLight 830(TM) in treating CTS, (ii) the FDA will agree that the design of the studies is satisfactory, (iii) the FDA will not require additional clinical studies, or (iv) the Company can obtain the necessary FDA marketing clearance for the MicroLight 830(TM) on a timely basis, if at all. The FDA's rejection of the clinical design or the data generated could lead to rejection of the application for commercial marketing of the MicroLight 830(TM) and/or the need to conduct additional clinical trials.

RISKS OF INTERNATIONAL TRANSACTIONS; CURRENCY FLUCTUATIONS.

      The Company has arrangements with several foreign distributors to distribute products in Europe, Southeast Asia, the Far East, Central America and South America. In addition, the Company obtains certain supplies from foreign suppliers. The acquisition of Enraf-Nonius has also significantly expanded the Company's foreign operations. International transactions subject the Company to several potential risks, including fluctuating exchange rates (to the extent the Company's transactions are not in U.S. dollars), varying economic and political conditions, cultures and business practices in different countries or regions, regulation of fund transfers by foreign governments, overlapping or differing tax structures, and United States and foreign export and import duties and tariffs. Fluctuations in the exchange rates between the U.S. dollar and the currencies of the other countries in which the Company operates will affect the results of the Company's international operations reported in U.S. dollars. It is anticipated that approximately one-half of the Company's total sales for 1998 will be in currencies other than U.S. dollars. In addition, the Company may make loans to and/or receive dividends and loans from certain of its foreign subsidiaries and may suffer a loss as a result of adverse exchange rate movements between the relevant currencies. There can be no assurance that any of the foregoing will not have a material adverse effect upon the business of the Company.

      On January 1, 1999, eleven of the fifteen member countries of the European Union are scheduled to adopt the Euro as their common legal currency. Following the introduction of the Euro, the local currencies are scheduled to remain legal tender in the participating countries until January 1, 2002. During this transition period, goods and services may be paid for using either the Euro or the participating country's local currency. Thereafter, the local currencies will be canceled and the Euro currency will be used for all transactions between the eleven participating members of the European Union. The Euro conversion raises strategic as well as operational issues. The conversion is expected to result in a number of changes, including the stimulation of cross-border competition by creating cross-border price transparency. The Company is assessing Euro issues related to its product pricing, contract, treasury operations and accounting systems. Although the evaluations of these items is still in process, the Company believes that the hardware and software systems it uses internally will accommodate this transition and any required policy or operating changes will not have a material adverse effect on future results.

      Sales of the Company's medical products outside the United States are subject to regulatory requirements that vary widely from country to country. The time required to obtain clearance for sale in foreign countries may be longer or shorter than that required for FDA clearance, and the requirements may differ. The FDA also regulates the sale of exported medical devices, although to a lesser extent than devices sold in the United States. For medical products exported to countries in Europe, the Company anticipates that its customers will want their products to qualify for distribution under the "CE Mark." The CE Mark is a designation given to products which comply with certain European Economic Area policy directives and therefore may be freely traded in almost every European country. Commencing in 1998, medical product manufacturers will be required to obtain certifications necessary to enable the CE Mark to be affixed to medical products they manufacture for sale throughout the European Community. In addition, the Company's distributors and customers must comply with other laws generally applicable to foreign trade, including technology export restrictions, tariffs, and other regulatory barriers. There can be no assurance that the Company's distributors and customers will obtain all required clearances or approvals for exported products on a timely basis, if at all. Failure or delay by the Company's customers in obtaining the requisite regulatory approvals for exported instruments manufactured by the Company may have a material adverse effect on the Company's business, results of operations, and financial condition.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY INFORMATION.

      The Company actively seeks patent protection for its proprietary technology, both in the U.S. and abroad. The Company owns several U.S. issued patents and various foreign counterparts. The Company's success will depend, in part, on its ability to obtain patents and to operate without infringing on the proprietary rights of others. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that the Company's pending patent applications or patent applications in preparation presently or in the future, if and when issued, will be valid and enforceable and withstand litigation. There can be no assurance that others will not independently develop substantially equivalent or superseding proprietary technology or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. The Company currently has one patent application pending in the U.S. There is a substantial backlog of patent applications at the U.S. Patent and Trademark Office ("PTO"). Because patent applications in the U.S. are maintained in secrecy until patents issue, and because publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, there can be no assurance that the Company will obtain patent protection for its inventions. In addition, patent protection, even if obtained, is affected by the limited period of time for which a patent is effective. Furthermore, patent positions are highly uncertain and involve complex legal and factual questions. Therefore, the scope or enforceability of claims allowed in the patents on which the Company will rely cannot be predicted with any certainty.

      The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. Although the Company has entered into confidentiality agreements with its employees and consultants, which contain assignment of invention provisions, no assurance can be given that others will not gain access to these trade secrets, that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets.

      In addition to protecting its proprietary technology and trade secrets, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. No assurance can be given that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product introductions while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

      Although, the Company has conducted searches to discover any patents which its products or their use might infringe and is not aware of any such patents, there can be no assurance that no such infringement has or will occur. The Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The PTO could institute interference proceedings involving the Company in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or a comparable agency of a foreign jurisdiction could also institute re-examination or opposition proceedings against the Company in connection with one or more of the Company's patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents.

POSSIBLE VOLATILITY OF STOCK PRICE; TRADING MARKET FOR COMMON STOCK.

      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of the Company's securities may be highly volatile. Factors such as announcements by the Company or its competitors concerning acquisitions, technological innovations, new commercial products or procedures by the Company or its competitors, proposed governmental regulations and developments in both the U.S. and foreign countries, disputes relating to patents or proprietary rights, publicity regarding actual or potential medical results relating to products sold by the Company or its competitors, public concern as to the safety of these products, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of the Company's securities.

      From time to time, there has been limited trading volume with respect to the Common Stock. In addition, there can be no assurance that there will continue to be a trading market or that any analysts will continue to provide research coverage with respect to the Common Stock. Accordingly, with respect to the Common Stock being offered hereby, no assurances can be made that such factors will not affect the market for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS.

      As of January 25, 1999, the Company had 5,391,205 shares of Common Stock outstanding. As of that date, substantially all of the Company's outstanding shares of Common Stock were eligible for immediate sale in the public market. Approximately 1,450,000 shares of Common Stock are issuable upon exercise of employee and director stock options (which either have been or will be issued) and will become eligible for sale in the public markets at prescribed times in the future. The Company's issuances of such 1,450,000 shares are registered on a Form S-8 Registration Statement. As of January 25, 1999, the Company currently has a total of 875,000 outstanding options. The Company also has outstanding warrants which are exercisable into an aggregate of 1,318,776 shares of Common Stock. In addition, the Company's Series A Preferred Stock is convertible into a maximum of 862,066 shares of Common Stock (assuming the Company remains listed on The Nasdaq SmallCap Market), and the outstanding shares of the Company's Series B Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"), as of January 25, 1999, were convertible into an estimated 2,197,545 shares of Common Stock, which the Company has registered on its Registration Statement on Form S-3 No. 333-63915. In addition to the 1,075,000 Shares offered hereby, Maxxim is the beneficial holder of 1,500,000 shares of Common Stock which are "restricted securities" under Rule 144(a)(3) of the Securities Act that are issuable upon the conversion of the $3,000,000 of remaining outstanding principal on the Maxxim Note. Pursuant to a registration rights agreement between the Company and Maxxim, the Company is obligated to register those shares upon request by Maxxim. In addition, the holders of approximately 326,852 shares of Common Stock hold piggy-back registration rights. The issuance of a significant number of shares of Common Stock upon the exercise of stock options and warrants, the conversion of the Series A Preferred Stock, the Series B Preferred Stock or the outstanding principal of the Maxxim Note or the sales of a substantial number of shares of Common Stock pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock.

POTENTIAL DILUTION.

      A substantial number of shares of Common Stock are issuable by the Company upon the conversion of the outstanding principal balance of the Maxxim Note, the outstanding shares of its convertible Class A and Class B Preferred Stock (collectively, the "Preferred Stock") and upon the exercise of warrants and options which the Company has issued. Such issuances could result in dilution to a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Series A and Series B Preferred Stock, the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases). The maximum number of shares of Common Stock which may be issuable upon conversion of the Series A Preferred Stock is limited by a provision which prohibits the conversion price from going below $2.90 (subject to anti-dilution adjustments). However, the Series B Preferred Stock does not currently have any such conversion price limitation and there is no maximum on the number of shares which could issue upon conversion of the Series B Preferred Stock. Therefore, any drop in the market price will increase the potential dilution which could occur upon conversion of the Series B, which could, in turn, cause the market price to go lower, and have the effect of creating a declining market price. In addition, the existence of the floating conversion rate Preferred Stock and, in particular, the absence of a floor price with respect to the Series B Preferred Stock, could increase the Company's vulnerability to short-selling strategies.

      As of January 25, 1999, the Company had 5,391,205 shares of Common Stock outstanding. As of the same date, the Company's currently outstanding shares of Preferred Stock were convertible into an aggregate of approximately 3,059,611 shares of Common Stock, and the remaining $3 million of outstanding principal balance on the Maxxim Note was convertible into an additional 1,500,000 shares of Common Stock, for a total of 3,059,611 shares of Common Stock. If all of these shares of Common Stock were issued on that date, they would represent approximately 36.2% of the then issued and outstanding shares of Common Stock. In addition, the Company currently has outstanding options exercisable into a total of 875,000 shares of Common Stock, and outstanding warrants exercisable for a total of 1,318,776 shares of Common Stock. As a result, a total of 6,753,387 shares of Common Stock are currently issuable upon the exercise or conversion of such Preferred Stock, options, warrants, and the Maxxim Note (the "Common Stock Equivalents"), which, if issued, would represent 55.6% of the then outstanding shares of Common Stock and result in a change of control. In addition, if the average closing bid price of the Common Stock during any consecutive three trading day period is equal to or less than $1.00, the currently outstanding Series B Preferred Stock would then be convertible into a number of shares of

Common Stock sufficient to result in a change of control. The number of shares issuable upon the exercise or conversion of each of the Company's Common Stock Equivalents is subject to adjustment upon the occurrence of certain dilutive events.

ANTI-TAKEOVER PROVISIONS.

      The Company's Certificate of Incorporation and the Texas Business Corporation Act (the "TBCA") contain certain provisions that may delay or prevent an attempt by a third-party to acquire control of the Company. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control of the Company.

DIVIDENDS.

      The Company cannot give any assurance that the proposed operations of the Company will result in sufficient revenues to enable the Company to operate at a profitable level. The Company has not paid any dividends on its Common Stock to date, and has no plans to pay any dividends on its Common Stock for the foreseeable future. The Company's Series A Preferred Stock accrues a dividend of 4% per year, payable at the Company's discretion in cash or in shares of the Company's Common Stock based on a share price equal to the closing price of the Company's Common Stock on the Nasdaq on the particular dividend date.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS.

      This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Those statements including, among other things, the discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources. Forward Looking Statements are included in this section under "Future Capital Needs; Need for Additional Funding," "Limited Combined Operating History; History of Operating Losses," "Management of Growth; Need to Establish Infrastructure; Additional Personnel," "Volatile Markets/Dependence on New Products," "Competition," "Uncertainty Regarding Government Health Care Reform," "Product Liability," "Product Recalls," "Potential Fluctuations in Quarterly Results," "Dependence on Key Personnel," "Governmental Regulation and FDA Approval," "Risks of International Transactions; Currency Fluctuations," "Uncertainty Regarding Patents and Proprietary Information," "Possible Volatility of Stock Price; Trading Market for Common Stock," "Shares Eligible for Future Sale; Registration Rights," "Potential Dilution," "Anti-Takeover Provisions," and "Dividends." Although the Company believes that the expectations reflected in Forward Looking Statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this "Risk Factors" Section.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information concerning each Selling Stockholder. The Shares are being registered to permit the Selling Stockholders and certain of their respective pledgees, donees, transferors or other successors in interest to offer the Shares for resale from time to time. See "Plan of Distribution."

                                                   NUMBER OF SHARES
                                                   OWNED AND TO BE     NUMBER OF        NUMBER OF      PERCENTAGE OF
                                                   OWNED PRIOR TO     SHARES BEING    SHARES OWNED     SHARES OWNED
              SELLING STOCKHOLDERS                 OFFERING (1)(2)    OFFERED (2)  AFTER OFFERING (3) AFTER OFFERING (3)
------------------------------------------------- -----------------  -------------  ---------------- ----------------
RBB Bank Aktiengesellschaft ("RBB Bank") (4).....           169,931        169,931                 0        *
AMRO International S.A. ("AMRO") (4).............           424,827        424,827                 0        *
Fourys Co. ("Fourys") (4)........................            42,482         42,482                 0        *
Bennett Yanowitz ("Yanowitz") (4)................            21,241         21,241                 0        *
Reg S Intercontinental Investment, Ltd. ("Reg S") (4)        53,103         53,103                 0        *
Buntok Holdings S.A. ("Buntok") (4)..............           127,448        127,448                 0        *
The Endeavor Capital Fund S.A. ("Endeavor") (4)..           223,034        223,034                 0        *
Maxxim Medical, Inc. ("Maxxim") (5) .............         2,575,000      1,075,000         1,500,000      23.0%
Arkansas Teacher Retirement System...............           233,000        233,000                 0        *
Columbia Healthcare Corp. Retirement Corp........           218,000        218,000                 0        *
Missouri State Employees' Retirement System......            49,000         49,000                 0        *
Steven Barbour (6)(7)............................            14,000         14,000                 0        *
Michael M. Barbour (6)(7)........................           511,748         65,000           446,748       6.8%
Britton D. Sudduth (6)(8)........................            32,611         14,000            18,611        *
Dan D. Sudduth (6)(8)............................           178,511         65,000           113,511       1.7%
Theron L. Morrow (6)(9)..........................            14,000         14,000                 0        *
Tracy L. Mathews (6)(10).........................            14,200         14,000               200        *
Karson Carpenter (6)(11).........................           232,690         11,000           221,690       3.4%
Daniel M. Lavelle, Sr. (6)(12)...................            14,100         14,000               100        *
Ronald V. Shields (6)(13)........................            14,000         14,000                 0        *
Pedro A. Rubio, M.D., Ph.D. (6)(14)..............           229,128        100,000           129,128       2.0%
Chadwick F. Smith (6)(15)........................           721,666        100,000           621,666       9.5%
Vicky Belcher ("Belcher") (16)...................           248,148         48,148           200,000       3.1%
Market Pathways, Inc. (17).......................            40,000         40,000                 0        *
------------

*     Less than 1%.

(1) The Selling Stockholders have sole voting and sole investment power with respect to all Shares owned.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of Shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which cannot be predicted by the Company at this time.

(3) Assumes the sale of all of the Shares offered hereby to persons who are not affiliates of the Selling Stockholders.

(4) The Series A Preferred Stock is convertible into the Company's Common Stock at the lesser of (i) 75% of the average closing bid price for the Common Stock as reported on The Nasdaq SmallCap Market for the 5 trading days prior to conversion, or (ii) $6.50 per share. For so long as the Common Stock is listed on The Nasdaq SmallCap or National Markets or any national securities exchange, the conversion price shall not be lower than $2.90 (the "Minimum Conversion Price"). As of January 25, 1999, the Series A Preferred Stock would have been convertible into the maximum of 862,066 shares of Common Stock based upon the five day average closing bid price of $2.0531 resulting in the use of the $2.90 Minimum Conversion Price. The number for each of the Selling Stockholders includes the following number of warrants to purchase Common Stock: RBB Bank - 32,000; AMRO - 80,000; Fourys - 8,000; Yanowitz - 4,000; Reg S - 10,000; Buntok - 24,000; and
      Endeavor - 42,000. Of the warrants held by RBB, Fourys, Yanowitz, Reg S, Buntok and 68,000 of the warrants held by AMRO, 25% of such warrants are exercisable at each of $7.125, $8.194, $8.550 and $9.619, respectively. These warrants expire on March 13, 2003. Of the warrants held by Endeavor and the remaining 12,000 warrants held by AMRO, 25% of such warrants are exercisable at each of $6.375, $7.331, $7.65 and $8.606, respectively. These warrants expire on April 9, 2003. The Series A Preferred Stock pays an annual dividend of 4%, payable quarterly, in cash or shares of Common Stock at the Company's option. Included in the Prospectus are 30,000 Dividend Shares which are estimated to be sufficient to meet the Company's obligation to pay dividends for one year. If all 30,000 Dividend Shares were issued to the holders of the Series A Preferred Stock, the number for each of the Selling Stockholders in the table would also include the following number of Dividend Shares: RBB Bank - 4,800; AMRO - 12,000; Fourys - 1,200; Yanowitz - 600; Reg S - 1,500; Buntok - 3,600; and Endeavor - 6,300.

(5) The 2,575,000 shares beneficially owned by Maxxim prior to the Offering includes 1,500,000 shares of Common Stock which are issuable upon conversion of the $3,000,000 remaining principal on the Maxxim Note which are not being registered or offered hereby. Interest on the Maxxim Note currently accrues at a rate of 4% per annum and increases 2% per annum on each May 1 of each calendar year. Accrued Interest is due and payable on November 1 and May 1 of each calendar year until May 1, 2003. In addition to those shares beneficially owned by Maxxim as listed in the table, Maxxim beneficially owns a number of shares equal to the accrued and unpaid interest on the Maxxim Note divided by the conversion price under the Maxxim Note of $2.00 (subject to adjustment). As of January 15, 1999, this would have resulted in Maxxim being deemed to be the beneficial owner of approximately 86,000 additional shares of Common Stock. Until the Company completes a public offering, the principal amount of the Maxxim
      Note is less than $1.5 million or Maxxim owns less than 10% of the outstanding Common Stock, the Company and certain of its shareholders have agreed to use their best efforts to have one member of the Board of Directors be chosen by Maxxim. As of the date of this Prospectus, Maxxim's nominee was Kenneth W. Davidson, President of Maxxim.

(6) These Shares represent 425,000 shares of Common Stock sold by Maxxim to the listed officers, directors and employees of the Company on October 30, 1998 at a purchase price of $3.00 per share.

(7) Mr. Steven Barbour has worked as an employee of the Company since 1996 and is the brother of Mr. Michael Barbour who has served as the Company's President, Chief Executive Officer and Director since 1991. The additional shares listed as beneficially held by Mr. Michael Barbour, which will be owned after completion of this Offering, include 186,748 shares of Common Stock currently held by him and 260,000 shares of Common Stock issuable upon exercise of currently exercisable employee stock options. Both Barbours expressly disclaim any beneficial ownership interest in the shares beneficially owned by the other.

(8) Mr. Britton D. Sudduth has worked as an employee of the Company since 1997 and is the adult son of Mr. Daniel D. Sudduth who has served as the Company's Executive Vice President and Chief Financial Officer since February 1997, and served as a director of the Company since January 1996. The additional shares listed as beneficially held by Mr. Britton D. Sudduth, which will be owned after completion of this Offering, represent 18,611 shares of Common Stock currently held by him. The additional shares listed as beneficially held by Mr. Daniel D. Sudduth, which will be owned after completion of this Offering, include 18,511 shares of Common Stock currently held by him, 70,000 shares of Common Stock issuable upon exercise of currently exercisable employee stock options, and 25,000 shares of Common Stock issuable upon exercise of currently exercise warrants. Both Sudduths expressly disclaim any beneficial ownership interest in the shares beneficially owned by the other.

(9) Mr. Morrow has been Vice President-U.S. Sales and Marketing of the Company since November 1997.

(10) Mr. Mathews has been Vice President of the Company since June 1998 and Controller since April 1996.

(11)  Mr. Carpenter has worked as an employee of the Company since 1996.

(12) Mr. Lavelle has been Vice President-International Sales and Marketing of the Company since May 1996. From 1989 to May 1996, Mr. Lavelle was a Divisional Vice President for Maxxim Medical, Inc.

(13)  Mr. Shields has served as Treasurer for the Company since August 1998.

(14) Dr. Rubio has served as a director of the Company since 1996. The additional shares listed as beneficially owned by Dr. Rubio, which will be owned after completion of this Offering, include 50,795 shares of Common Stock currently held by him, 45,000 shares of Common Stock issuable upon exercise of currently exercisable director stock options, and 33,333 shares of Common Stock issuable upon exercise of currently exercisable warrants.

(15) Dr. Smith has served as director of the Company since 1991 and is currently Chairman of the Board. The additional shares listed as beneficially owned by Dr. Smith, which will be owned after completion of this Offering, include 486,666 shares of Common Stock currently held by him and 235,000 shares of Common Stock issuable upon exercise of currently exercisable director stock options.

(16) Pursuant to a registration rights agreement between Ms. Belcher and the Company, the Company is obligated, at her request, to register Ms. Belcher's remaining 200,000 shares of Common Stock if at any time it undertakes to register shares of Common Stock for other selling shareholders in a public offering.

(17) These Shares are issuable upon exercise of an option to purchase that number of Shares at an exercise price of $4.00 per share (subject to adjustment). The first 20,000 options will expire on March 12, 1999, and the remaining 20,000 will expire on September 12, 1999.

                              PLAN OF DISTRIBUTION

      Pursuant to this Prospectus, the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq or such other exchanges or markets as the Common Stock may be listed for trading from time to time, in privately-negotiated transactions, in an underwritten offering, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used herein, "Selling Stockholders" includes pledgees, donees, transferees and other successors in interest to the Selling Stockholders selling shares received from a Selling Stockholder after the date of this Prospectus. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

      Other methods by which the Shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the Nasdaq or other trading markets, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus. The Selling Shareholders may also make sales pursuant to Rule 144 under the Securities Act of 1933, as amended, if such exemption from registration is otherwise available.

      The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Pursuant to certain Registration Rights Agreements with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

                                  LEGAL MATTERS

      The legality of the securities offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                     EXPERTS

      The financial statements as of and for the year ended December 31, 1997 which have been incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The financial statements for the year ended December 31, 1996 which have been incorporated by reference in this registration statement have been audited by Goldstein Golub Kessler LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The 1997 combined financial statements of The Enraf-Nonius Companies, which have been incorporated herein by reference to the Company's Current Report (Form 8-K/A) as filed on August 14, 1998, as amended, have been audited by Moret Ernst & Young Accountants, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                   TABLE OF CONTENTS

                                                   PAGE

Available Information.................................2
Incorporation of Certain
      Documents by Reference..........................2
The Company...........................................3
Risk Factors..........................................4
Selling Stockholders.................................11
Plan of Distribution.................................14
Legal Matters........................................14
Experts..............................................14


                             HENLEY HEALTHCARE, INC.



                                3,180,214 SHARES
                                       OF
                                  COMMON STOCK



                               ------------------


                                   PROSPECTUS

                               ------------------



                               ------------------

                                ________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:



SEC registration fee.......................................          $   6,274
Legal fees and expenses....................................             25,000
Blue Sky fees and expenses (including legal expenses)......              5,000
Accounting fees and expenses...............................             10,000
Miscellaneous..............................................              5,000
                                                                     ---------
      Total................................................          $  51,274
                                                                     =========

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

      In accordance with Article 1302-7.06, Article Six of the Company's Amended and Restated Articles of Incorporation eliminates a director's liability to the Company and its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision does not eliminate or limit a director's liability for: (1) a breach of a director's duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (4) an act or omission for which the liability of a director is expressly provided for by statute, or (5) an act related to an unlawful payment of a dividend. Article Six of the Company's Amended and Restated Articles of Incorporation further provides that if the Texas Miscellaneous Corporation Laws Act or any other statute is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by such statute, as so amended. If a director breaches any fiduciary duty other than those listed in Article Six in performing his duties as a director, neither the Company nor its shareholders could recover monetary damages from the director; only equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, may be available. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Amended and Restated Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a shareholder's only remedy is to enjoin the completion of the board of directors' action, such remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the Company and its shareholders would have no effective remedy against the directors.

      In addition, Article 2.02-1 of the Texas Business Corporation Act ("TBCA") empowers the Company to indemnify present and former directors, officers, employees, agents and other persons acting on the Company's behalf against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by them in connection with a proceeding brought against them in their respective present or former capacities as directors, officers, employees or agents of the Company, or of any other entity in which they are or were serving in such capacities at the Company's request. However, the TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is available only if the person (1) acted in good faith, (2) reasonably believed that he acted (a) in his official capacity, in a manner which was in the Company's best interests, and (b) in other than in his official capacity, in a manner which he reasonably believed was at least not opposed to the Company's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Even if these three elements are established, if a person is found liable to the Company, or liable on the basis that he received an improper personal benefit, indemnification is
(i) limited to his reasonable expenses, and (ii) prohibited if he is found liable for willful or intentional misconduct in performing his duties to the Company.

      The TBCA prescribes procedures which the Company must use in determining whether a claim is indemnifiable under the statute; if so, whether to authorize indemnification (unless it is made mandatory by articles of incorporation, bylaws, director or shareholder resolution, or agreement); and the reasonableness of any expenses for which indemnification is sought. Each of these determinations must be made by (i) a majority vote of a quorum of disinterested directors, (ii) if such quorum is unobtainable, then by a majority vote of a special committee of disinterested directors appointed by a majority vote of all directors, (iii) special legal counsel selected by the board of directors or a committee of the board by vote as described in (i) or (ii), or if such quorum is unobtainable or such committee cannot be established, then by a majority vote of all directors, or (iv) a vote of disinterested shareholders.

      The Company is obligated under Article 2.02-1 to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1, the Company may (i) indemnify and advance expenses to an officer, employee, agent or other person who are or were serving at the request of the Company as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to directors, (ii) indemnify and advance expenses to directors and such other persons to such further extent, consistent with law, as may be provided in the Company's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law, and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person regardless of whether the Company could indemnify him against such liability under the TBCA.

      Article V of the Company's Amended and Restated Bylaws sets forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 described above. The Amended and Restated Bylaws provide for advance payment of any expenses subject to authorization of the board of directors and a written promise to repay the payment unless it is determined that he is entitled to indemnification. Article V further provides that the rights to indemnification are not exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or otherwise. Such rights to indemnification by the Amended and Restated Bylaws shall continue after the person has ceased to hold a position and shall inure to that person's heirs and personal representatives. The Amended and Restated Bylaws also provide for reports to the shareholders of the Company as to indemnification payments, advance payments and insurance payments.

      The above discussion of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as amended, and Texas statutes is not intended to be exhaustive and is qualified in its entirety by such Articles, Bylaws and statutes.

      The Company maintains officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to the best interest of the Company. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company's Bylaws. In addition, the Company has entered into indemnification agreements with its officers and directors providing for indemnity to the maximum extent permitted under the TBCA.

ITEM 16.        EXHIBITS.

      The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER               IDENTIFICATION OF EXHIBIT
------               -------------------------
 *5.1              Opinion of Porter & Hedges, L.L.P.
*23.1              Consent of Arthur Andersen LLP
*23.2              Consent of Goldstein Golub Kessler LLP
*23.3              Consent of Moret Ernst & Young Accountants
*23.4              Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as Exhibit 5.1 hereto).
--------------
*  Filed herewith.

ITEM 17.        UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation or Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment Number 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 27th day of January, 1999.


                                 HENLEY HEALTHCARE, INC.

                                        *
                                 Michael M. Barbour,
                                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 27th day of January, 1999.

         SIGNATURE                               TITLE
         ---------                               -----

             *
    Michael M. Barbour        President, Chief Executive Officer and Director


    /s/ DAN D. SUDDUTH        Executive Vice President, Chief Financial Officer,
      Dan D. Sudduth          Chief Accounting Officer and Director


             *                Medical Director, Chairman of the Board and
     Chadwick F. Smith          Director


___________________________   Director
    Kenneth W. Davidson


             *                Director
  Ernest J. Henley, Ph.D.


             *
Pedro A. Rubio, M.D., Ph.D.   Director


*  /s/ DAN D. SUDDUTH
       Dan D. Sudduth,
       as attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT                                                             SEQUENTIAL
NUMBER            IDENTIFICATION OF EXHIBIT                          PAGE NO.
------            -------------------------                          --------
 *5.1      Opinion of Porter & Hedges, L.L.P.
*23.1      Consent of Arthur Andersen LLP
*23.2      Consent of Goldstein Golub Kessler LLP
*23.3      Consent of Moret Ernst & Young Accountants
*23.4      Consent of Porter & Hedges, L.L.P. (included
             in its Opinion filed as Exhibit 5.1 hereto).
----------
*  Filed herewith.